MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH

            CERTAIN PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940

We, as members of management of HighMark Funds (including HighMark Balanced Fund, HighMark Bond Fund, HighMark California Intermediate Tax-Free Bond Fund, HighMark California Tax-Free Money Market Fund, HighMark Core Equity Fund, HighMark Diversified Money Market Fund, HighMark Growth Fund, HighMark Large Cap Value Fund, HighMark International Equity Fund, HighMark National Intermediate Tax-Free Bond Fund, HighMark Small Cap Value Fund, HighMark 100% U.S. Treasury Money Market Fund, HighMark U.S. Government Money Market Fund, and HighMark Value Momentum Fund) (hereinafter collectively referred to as the "Funds"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, CUSTODY OF INVESTMENTS BY REGISTERED MANAGEMENT INVESTMENT COMPANY, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of November 29, 2002, and from July 26, 2002 through November 29, 2002.

Based on this evaluation, we assert that the Funds complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of November 29, 2002, and from July 26, 2002 through November 29, 2002, with respect to securities reflected in the investment accounts of the Funds.

HIGHMARK FUNDS

By:   /s/ Peter J. Golden
      Peter J. Golden
      Controller & Chief Financial Officer
      January 29, 2003

UNION BANK OF CALIFORNIA, N.A.

By:   /s/ Greg Knopf
      Greg Knopf
      Senior Vice President
      January 29, 2003

                       UNITED STATES
            SECURITIES AND EXCHANGE COMMISSION
                  WASHINGTON, D.C. 20549

                       FORM N-17F-2

    Certificate of Accounting of Securities and Similar
               Investments in the Custody of
              Management Investment Companies

       Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

----------------------------------------------------------------------------------------------------------------------
1. Investment Company Act File Number:                                            Date examination completed:

811- 05059/33-12608                                                               November 29, 2002
----------------------------------------------------------------------------------------------------------------------
2. State identification Number:

      ----------------------------------------------------------------------------------------------------------------
      AL                 AK                 AZ                 AR                 CA                CO
      ----------------------------------------------------------------------------------------------------------------
      CT                 DE                 DC                 FL                 GA                HI
      ----------------------------------------------------------------------------------------------------------------
      ID                 IL                 IN                 IA                 KS                KY
      ----------------------------------------------------------------------------------------------------------------
      LA                 ME                 MD                 MA                 MI                MN
      ----------------------------------------------------------------------------------------------------------------
      MS                 MO                 MT                 NE                 NV                NH
      ----------------------------------------------------------------------------------------------------------------
      NJ                 NM                 NY                 NC                 ND                OH
      ----------------------------------------------------------------------------------------------------------------
      OK                 OR                 PA                 RI                 SC                SD
      ----------------------------------------------------------------------------------------------------------------
      TN                 TX                 UT                 VT                 VA                WA
      ----------------------------------------------------------------------------------------------------------------
      WV                 WI                 WY                 PUERTO RICO
      ----------------------------------------------------------------------------------------------------------------
      Other (specify):  ATTACHED

----------------------------------------------------------------------------------------------------------------------
3. Exact name of investment company as specified in registration statement:

----------------------------------------------------------------------------------------------------------------------
       HIGHMARK FUNDS (FORMERLY HIGHMARK GROUP)
----------------------------------------------------------------------------------------------------------------------
4. Address of principal executive officer (number, street, city, state, zip code)
         ONE FREEDOM VALLEY DRIVE, OAKS, PENNSYLVANIA 19456
----------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

INVESTMENT COMPANY

1.  All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

ACCOUNTANT

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

INDEPENDENT ACCOUNTANTS' REPORT

To the Board of Trustees of
HighMark Funds

We have examined management's assertion included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940 that HighMark Funds (including HighMark Balanced Fund, HighMark Bond Fund, HighMark California Intermediate Tax-Free Bond Fund, HighMark California Tax-Free Money Market Fund, HighMark Core Equity Fund, HighMark Diversified Money Market Fund, HighMark Growth Fund, HighMark Large Cap Value Fund, HighMark International Equity Fund, HighMark National Intermediate Tax-Free Bond Fund, HighMark Small Cap Value Fund, HighMark 100% U.S. Treasury Money Market Fund, HighMark U.S. Government Money Market Fund, and HighMark Value Momentum Fund) (hereinafter collectively referred to as the "Funds") complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 as of November 29, 2002. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of November 29, 2002, and with respect to agreement of security purchases and sales, for the period from July 26, 2002 (the date of our last examination) through November 29, 2002:

o Confirmation of all securities held by The Depository Trust Company, the Federal Reserve Bank of Kansas City and Citibank, N.A. in book entry form without prior notice to management;

o Reconciliation of all such securities to the books and records of the Funds and the Custodian (Union Bank of California, N.A.); and

o Agreement of a sample of 25 security purchases and security sales or maturities across all Funds since our last report from the books and records of the Funds to broker confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, management's assertion that HighMarkFunds complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of November 29, 2002, with respect to securities reflected in the investment accounts of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of management of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ Deloitte & Touche LLP
San Francisco, California

January 29, 2003



                                                                                             ATTACHMENT


HIGHMARK FUNDS

STATE PERMIT REPORTS
--------------------------------------------------------------------------------------------------------

FUND NAME                   STATE                                 FILING TYPE              FILE NUMBER

HighMark Funds

                            CALIFORNIA                            A = Annual               505-4293
                            COLORADO                              A = Annual               IC-93-05
                            GEORGIA                               O = Other                SC-18176
                            GUAM                                  O = Other                4766
                            ILLINOIS                              A = Annual               149019
                            INDIANA                               A = Annual               97-0202
                            MINNESOTA                             A = Annual               R-39056
                            NORTH CAROLINA                        A = Annual               7032
                            PENNSYLVANIA                          A = Annual               92-10-0
                            VIRGINIA                              A = Annual               1798
                            WYOMING                               O = Other                17511

HighMark Money Market Funds Prospectus: Retail Shares

                            KENTUCKY                              A = Annual               M32877
                            LOUISIANA                             A = Annual               70426
                            OHIO                                  O = Other                19131
                            OREGON                                A = Annual               1987-069
                            UTAH                                  A = Annual               005-8973

HighMark Money Market Funds Prospectus: Fiduciary Shares

                            KENTUCKY                              A = Annual               M33758
                            LOUISIANA                             A = Annual               66330
                            OHIO                                  O = Other                24484
                            OREGON                                A = Annual               1997-409
                            UTAH                                  A = Annual               005-8969

HighMark Money Market Funds Prospectus - Class S Shares

                            KENTUCKY                              A = Annual               M39444
                            OHIO                                  O = Other
                            OREGON                                A = Annual               2000-126
                            UTAH                                  A = Annual               006-7220-96

HighMark Funds-Equity Funds/Fixed Income Funds-Fiduciary Pro

                            KENTUCKY                              A = Annual               M33768
                            LOUISIANA                             A = Annual               62375
                            OHIO                                  O = Other                24483
                            OREGON                                A = Annual               1997-407
                            UTAH                                  A = Annual               005-8974

                                      A-1


                                                                                              ATTACHMENT

HIGHMARK FUNDS

STATE PERMIT REPORTS
--------------------------------------------------------------------------------------------------------
FUND NAME                   STATE                                 FILING TYPE              FILE NUMBER

HighMark Funds-Equity Funds/Fixed Income Funds-Retail Pros.
                            KENTUCKY                              A = Annual               M33815
                            LOUISIANA                             A = Annual               71826
                            OHIO                                  O = Other                24957
                            OREGON                                A = Annual               1997-406
                            UTAH                                  A = Annual               005-8972

HighMark Balanced Fund

                            ALASKA                                O = Other                00 00591
                            ALABAMA                               A = Annual               705371
                            ARKANSAS                              A = Annual               97-M032
                            CONNECTICUT                           A = Annual               SI43113
                            DELAWARE                              A = Annual               5209
                            HAWAII                                A = Annual
                            IDAHO                                 A = Annual               48366
                            KANSAS                                A = Annual               97s00012
                            MISSOURI                              A = Annual               1996-006
                            MONTANA                               A = Annual               37674
                            NEVADA                                A = Annual
                            NEW YORK                              O = Other                S 27 88
                            RHODE ISLAND                          A = Annual
                            SOUTH CAROLINA                        A = Annual               MF10940

HighMark Balanced Fund - Class A Shares

                            ARIZONA                               A = Annual               17140
                            DISTRICT OF COLUMBIA                  A = Annual               60007700
                            IOWA                                  A = Annual               I-38395
                            MASSACHUSETTS                         A = Annual
                            MARYLAND                              A = Annual               SM19971
                            MAINE                                 A = Annual               0-1782
                            MICHIGAN                              A = Annual               226312
                            MISSISSIPPI                           G = Good Until S         MF-97-04
                            NORTH DAKOTA                          A = Annual               T659
                            NEBRASKA                              A = Annual               33952
                            NEW HAMPSHIRE                         A = Annual
                            NEW MEXICO                            A = Annual               312497
                            OKLAHOMA                              A = Annual               Se-20069

                                      A-2

                                                                                              ATTACHMENT

HIGHMARK FUNDS

STATE PERMIT REPORTS
--------------------------------------------------------------------------------------------------------

FUND NAME                   STATE                                 FILING TYPE              FILE NUMBER

                            SOUTH DAKOTA                          A = Annual               10800
                            TENNESSEE                             A = Annual               RM99-26
                            TEXAS                                 G = Good Until S         C-52689
                            VERMONT                               A = Annual               9/17/97-3
                            WASHINGTON                            G = Good Until S         C-38633
                            WISCONSIN                             A = Annual               336425-0
                            WEST VIRGINIA                         G = Good Until S         MF-2323

HighMark Balanced Fund - Fiduciary Shares

                            ARIZONA                               A = Annual               17139
                            DISTRICT OF COLUMBIA                  A = Annual
                            MASSACHUSETTS                         A = Annual
                            MARYLAND                              A = Annual               SM19970
                            MICHIGAN                              A = Annual               923306
                            MISSISSIPPI                           G = Good Until S         MF-97-04
                            NEBRASKA                              A = Annual               39493
                            NEW HAMPSHIRE                         A = Annual
                            OKLAHOMA                              A = Annual               SE-20147
                            SOUTH DAKOTA                          A = Annual               10801
                            TENNESSEE                             A = Annual               RM99-26
                            TEXAS                                 G = Good Until S         C-52688
                            WASHINGTON                            G = Good Until S         C-37279

HighMark Balanced Fund - Class C Shares

                            ARIZONA                               A = Annual               24885
                            DISTRICT OF COLUMBIA                  A = Annual               60007701
                            IOWA                                  A = Annual               I-45860
                            LOUISIANA                             A = Annual               71404
                            MASSACHUSETTS                         A = Annual
                            MARYLAND                              A = Annual               19992676
                            MAINE                                 A = Annual               MF-R1-5
                            MICHIGAN                              A = Annual               232404
                            MISSISSIPPI                           A = Annual               MF-99-11
                            NORTH DAKOTA                          G = Good Until S         Z991
                            NEBRASKA                              A = Annual               39474
                            NEW HAMPSHIRE                         A = Annual

                                      A-3

                                                                                              ATTACHMENT

HIGHMARK FUNDS

STATE PERMIT REPORTS
--------------------------------------------------------------------------------------------------------

FUND NAME                   STATE                                 FILING TYPE              FILE NUMBER

                            NEW MEXICO                            A = Annual               695254
                            OKLAHOMA                              A = Annual               SE-20086
                            PUERTO RICO                           A = Annual               S-22283
                            SOUTH DAKOTA                          A = Annual               20567
                            TENNESSEE                             A = Annual
                            TEXAS                                 G = Good Until S         C-61055
                            VERMONT                               A = Annual               12/16/99
                            WASHINGTON                            G = Good Until S         C-63575
                            WISCONSIN                             A = Annual               378031-0
                            WEST VIRGINIA                         G = Good Until S         MF-3679

Highmark Balanced Fund - Class B Shares

                            ARIZONA                               A = Annual               21328
                            DISTRICT OF COLUMBIA                  A = Annual               60007702
                            IOWA                                  A = Annual               I-42547
                            MASSACHUSETTS                         A = Annual
                            MARYLAND                              A = Annual               SM19982
                            MAINE                                 A = Annual               1-3019
                            MICHIGAN                              A = Annual               922641
                            MISSISSIPPI                           A = Annual               MF-98-10
                            NORTH DAKOTA                          A = Annual               W608
                            NEBRASKA                              A = Annual               36530
                            NEW HAMPSHIRE                         A = Annual
                            NEW MEXICO                            A = Annual               312922
                            OKLAHOMA                              A = Annual               SE-20069
                            SOUTH DAKOTA                          A = Annual               17114
                            TENNESSEE                             A = Annual               RM99-26
                            TEXAS                                 G = Good Until S         C-55307
                            VERMONT                               A = Annual               10/15/98
                            WASHINGTON                            G = Good Until S         C-58228
                            WISCONSIN                             A = Annual               347268-0
                            WEST VIRGINIA                         G = Good Until S         MF-3331

                                      A-4


                                                                                              ATTACHMENT

HIGHMARK FUNDS

STATE PERMIT REPORTS
--------------------------------------------------------------------------------------------------------

FUND NAME                   STATE                                 FILING TYPE              FILE NUMBER

HighMark Growth Fund

                            ALASKA                                O = Other                00 04750
                            ALABAMA                               A = Annual               705374
                            ARKANSAS                              A = Annual               97-M032
                            CONNECTICUT                           A = Annual               SI43116
                            DELAWARE                              A = Annual               5230
                            HAWAII                                A = Annual
                            IDAHO                                 A = Annual               44783
                            KANSAS                                A = Annual               97s00012
                            MISSOURI                              A = Annual
                            MONTANA                               A = Annual               37675
                            NEVADA                                A = Annual
                            NEW YORK                              O = Other                S 26 61 0
                            RHODE ISLAND                          A = Annual
                            SOUTH CAROLINA                        A = Annual               MF10939

HighMark Growth Fund - Class A Shares

                            ARIZONA                               A = Annual               17149
                            DISTRICT OF COLUMBIA                  A = Annual               60007708
                            IOWA                                  A = Annual               I-38394
                            MASSACHUSETTS                         A = Annual
                            MARYLAND                              A = Annual               SM19971
                            MAINE                                 A = Annual               0-1783
                            MICHIGAN                              A = Annual               226313
                            MISSISSIPPI                           G = Good Until S         MF-97-04
                            NORTH DAKOTA                          A = Annual               T660
                            NEBRASKA                              A = Annual               33094
                            NEW HAMPSHIRE                         A = Annual
                            NEW MEXICO                            A = Annual               312499
                            OKLAHOMA                              A = Annual               SE-20069
                            SOUTH DAKOTA                          A = Annual               10802
                            TENNESSEE                             A = Annual               RM99-26
                            TEXAS                                 G = Good Until S         C-45197
                            VERMONT                               A = Annual               9/17/97-3
                            WASHINGTON                            G = Good Until S         C-38635
                            WISCONSIN                             A = Annual               336427-0
                            WEST VIRGINIA                         G = Good Until S         MF-2323


                                      A-5


                                                                                              ATTACHMENT

HIGHMARK FUNDS

STATE PERMIT REPORTS
--------------------------------------------------------------------------------------------------------

FUND NAME                   STATE                                 FILING TYPE              FILE NUMBER

HighMark Growth Fund - Fiduciary Shares

                            ARIZONA                               A = Annual               17148
                            DISTRICT OF COLUMBIA                  A = Annual
                            MASSACHUSETTS                         A = Annual
                            MARYLAND                              A = Annual               SM19970
                            MICHIGAN                              A = Annual               923309
                            MISSISSIPPI                           G = Good Until S         MF-97-04
                            NEBRASKA                              A = Annual               39479
                            NEW HAMPSHIRE                         A = Annual
                            OKLAHOMA                              A = Annual               SE-20146
                            SOUTH DAKOTA                          A = Annual               10803
                            TENNESSEE                             A = Annual               RM99-26
                            TEXAS                                 G = Good Until S         C-44217
                            WASHINGTON                            G = Good Until S         C-37281

HighMark Growth Fund - Class C Shares

                            ARIZONA                               A = Annual               24887
                            DISTRICT OF COLUMBIA                  A = Annual               60007709
                            IOWA                                  A = Annual               I-45859
                            LOUISIANA                             A = Annual               71405
                            MASSACHUSETTS                         A = Annual
                            MARYLAND                              A = Annual               19992677
                            MAINE                                 A = Annual               MF-R1-5
                            MICHIGAN                              A = Annual               232412
                            MISSISSIPPI                           A = Annual               MF-99-11
                            NORTH DAKOTA                          A = Annual               Z993
                            NEBRASKA                              A = Annual               39478
                            NEW HAMPSHIRE                         A = Annual
                            NEW MEXICO                            A = Annual               695255
                            OKLAHOMA                              A = Annual               SE-20086
                            PUERTO RICO                           A = Annual               S-22282
                            SOUTH DAKOTA                          A = Annual               20568
                            TENNESSEE                             A = Annual
                            TEXAS                                 G = Good Until S         C-61057
                            VERMONT                               A = Annual               12/16/99
                            WASHINGTON                            G = Good Until S         C-63574
                            WISCONSIN                             A = Annual               378030-0

                                      A-6

                                                                                              ATTACHMENT

HIGHMARK FUNDS

STATE PERMIT REPORTS
--------------------------------------------------------------------------------------------------------

FUND NAME                   STATE                                 FILING TYPE              FILE NUMBER

                            WEST VIRGINIA                         G = Good Until S         MF-3679

Highmark Growth Fund - Class B Shares

                            ARIZONA                               A = Annual               21331
                            DISTRICT OF COLUMBIA                  A = Annual               60007710
                            IOWA                                  A = Annual               I-42552
                            MASSACHUSETTS                         A = Annual
                            MARYLAND                              A = Annual               SM19982
                            MAINE                                 A = Annual               I-3018
                            MICHIGAN                              A = Annual               922660
                            MISSISSIPPI                           A = Annual               MF-98-10
                            NORTH DAKOTA                          A = Annual               W614
                            NEBRASKA                              A = Annual               36538
                            NEW HAMPSHIRE                         A = Annual
                            NEW MEXICO                            A = Annual               312924
                            OKLAHOMA                              A = Annual               SE-20069
                            SOUTH DAKOTA                          A = Annual               17117
                            TENNESSEE                             A = Annual               RM99-26
                            TEXAS                                 G = Good Until S         C-55308
                            VERMONT                               A = Annual               10/15/98
                            WASHINGTON                            G = Good Until S         C-58227
                            WISCONSIN                             A = Annual               347108-0
                            WEST VIRGINIA                         G = Good Until S         MF-3331

HighMark Large Cap Value Fund

                            ALASKA                                O = Other                00-03384
                            ALABAMA                               A = Annual               704921
                            ARKANSAS                              A = Annual               97-M032
                            CONNECTICUT                           A = Annual               SI40056
                            DELAWARE                              A = Annual               4333
                            HAWAII                                A = Annual
                            IDAHO                                 A = Annual               43231
                            KANSAS                                A = Annual               97S00000
                            MISSOURI                              A = Annual               1996-006
                            MONTANA                               A = Annual               35311
                            NEVADA                                A = Annual

                                      A-7

                                                                                              ATTACHMENT

HIGHMARK FUNDS

STATE PERMIT REPORTS
--------------------------------------------------------------------------------------------------------

FUND NAME                   STATE                                 FILING TYPE              FILE NUMBER

                            NEW YORK                              O = Other                S 25 24 3
                            RHODE ISLAND                          A = Annual
                            SOUTH CAROLINA                        A = Annual               MF10077
                            WEST VIRGINIA                         G = Good Until S         MF-2105

HighMark Large Cap Value Fund - Class A Shares

                            ARIZONA                               A = Annual               15313
                            DISTRICT OF COLUMBIA                  A = Annual               60007711
                            IOWA                                  A = Annual               I-36638
                            MASSACHUSETTS                         A = Annual               96-7781
                            MARYLAND                              A = Annual               SM19961
                            MAINE                                 A = Annual               1-2944
                            MICHIGAN                              A = Annual               223713
                            MISSISSIPPI                           G = Good Until S         MF-96-07
                            NORTH DAKOTA                          A = Annual               P821
                            NEBRASKA                              A = Annual               31477
                            NEW HAMPSHIRE                         A = Annual
                            NEW MEXICO                            A = Annual               328056
                            OKLAHOMA                              A = Annual               SE-20069
                            SOUTH DAKOTA                          A = Annual               10798
                            TENNESSEE                             A = Annual               RM99-26
                            TEXAS                                 G = Good Until S         C-45196
                            VERMONT                               A = Annual               7/09/96-1
                            WASHINGTON                            G = Good Until S         C-38632
                            WISCONSIN                             A = Annual               323911-0

HighMark Large Cap Value Fund - Fiduciary Shares

                            ARIZONA                               A = Annual               16834
                            DISTRICT OF COLUMBIA                  A = Annual
                            MASSACHUSETTS                         A = Annual               96-7783
                            MARYLAND                              A = Annual               SM19990
                            MICHIGAN                              A = Annual               923310
                            MISSISSIPPI                           G = Good Until S         MF-97-04
                            MONTANA                               A = Annual               37120
                            NEBRASKA                              A = Annual               39481
                            NEW HAMPSHIRE                         A = Annual

                                      A-8

                                                                                              ATTACHMENT

HIGHMARK FUNDS

STATE PERMIT REPORTS
--------------------------------------------------------------------------------------------------------

FUND NAME                   STATE                                 FILING TYPE              FILE NUMBER

                            OKLAHOMA                              A = Annual               SE-20147
                            SOUTH DAKOTA                          A = Annual               10799
                            TENNESSEE                             A = Annual               RM99-26
                            TEXAS                                 G = Good Until S         C-39045
                            WASHINGTON                            G = Good Until S         C-27268

HighMark Large Cap Value - Class C Shares

                            ARIZONA                               A = Annual               24888
                            DISTRICT OF COLUMBIA                  A = Annual               60007712
                            IOWA                                  A = Annual               I-45858
                            LOUISIANA                             A = Annual               71406
                            MASSACHUSETTS                         A = Annual
                            MARYLAND                              A = Annual               19992669
                            MAINE                                 A = Annual               MF-R1-5
                            MICHIGAN                              A = Annual               232407
                            MISSISSIPPI                           A = Annual               MF-99-11
                            NORTH DAKOTA                          A = Annual               Z994
                            NEBRASKA                              A = Annual               39480
                            NEW HAMPSHIRE                         A = Annual
                            NEW MEXICO                            A = Annual               695256
                            OKLAHOMA                              A = Annual               SE-20086
                            PUERTO RICO                           A = Annual               S-22280
                            SOUTH DAKOTA                          A = Annual               20569
                            TENNESSEE                             A = Annual
                            TEXAS                                 G = Good Until S
                            VERMONT                               A = Annual               12/16/99
                            WASHINGTON                            G = Good Until S         C-63573
                            WISCONSIN                             A = Annual               378029-0
                            WEST VIRGINIA                         G = Good Until S         MF-3679



Highmark Large Cap Value Fund - Class B Shares

                            ARIZONA                               A = Annual               21332
                            DISTRICT OF COLUMBIA                  A = Annual               60007718
                            IOWA                                  A = Annual               I-42553

                                      A-9

                                                                                              ATTACHMENT

HIGHMARK FUNDS

STATE PERMIT REPORTS
--------------------------------------------------------------------------------------------------------

FUND NAME                   STATE                                 FILING TYPE              FILE NUMBER

                            MASSACHUSETTS                         A = Annual
                            MARYLAND                              A = Annual               SM19982
                            MAINE                                 A = Annual               1-3017
                            MICHIGAN                              A = Annual               922644
                            MISSISSIPPI                           A = Annual               MF-98-10
                            NORTH DAKOTA                          A = Annual               W615
                            NEBRASKA                              A = Annual               36539
                            NEW HAMPSHIRE                         A = Annual
                            NEW MEXICO                            A = Annual               312925
                            OKLAHOMA                              A = Annual               SE-20069
                            SOUTH DAKOTA                          A = Annual               17119
                            TENNESSEE                             A = Annual               RM99-26
                            TEXAS                                 G = Good Until S         C-55309
                            VERMONT                               A = Annual               10/15/98
                            WASHINGTON                            G = Good Until S         C-58226
                            WISCONSIN                             A = Annual               347271-0
                            WEST VIRGINIA                         G = Good Until S         MF-3331

HighMark Bond Fund

                            ALASKA                                O = Other                00-03385
                            ALABAMA                               A = Annual               705365
                            ARKANSAS                              A = Annual               97-M032
                            CONNECTICUT                           A = Annual               SI43114
                            DELAWARE                              A = Annual               594
                            HAWAII                                A = Annual
                            IDAHO                                 A = Annual               43233
                            KANSAS                                A = Annual               99s00004
                            MISSOURI                              A = Annual               1996-006
                            MONTANA                               A = Annual               40005
                            NEVADA                                A = Annual
                            NEW YORK                              O = Other                S 26 61 0
                            RHODE ISLAND                          A = Annual
                            SOUTH CAROLINA                        A = Annual               MF11849




HighMark Bond Fund - Class A Shares

                            ARIZONA                               A = Annual               17143
                            DISTRICT OF COLUMBIA                  A = Annual               60007719
                            IOWA                                  A = Annual               I-42549
                            MASSACHUSETTS                         A = Annual

                                      A-10

                                                                                              ATTACHMENT

HIGHMARK FUNDS

STATE PERMIT REPORTS
--------------------------------------------------------------------------------------------------------

FUND NAME                   STATE                                 FILING TYPE              FILE NUMBER

                            MARYLAND                              A = Annual               SM19982
                            MAINE                                 A = Annual               I-3016
                            MICHIGAN                              A = Annual               229260
                            MISSISSIPPI                           G = Good Until S         MF-97-04
                            NORTH DAKOTA                          A = Annual               W609
                            NEBRASKA                              A = Annual               36531
                            NEW HAMPSHIRE                         A = Annual
                            NEW MEXICO                            A = Annual               312923
                            OKLAHOMA                              A = Annual               SE-20069
                            SOUTH DAKOTA                          A = Annual               17118
                            TENNESSEE                             A = Annual               RM99-26
                            TEXAS                                 G = Good Until S         C-45195
                            VERMONT                               A = Annual               10/15/98
                            WASHINGTON                            G = Good Until S         C-38637
                            WISCONSIN                             A = Annual               355144-0
                            WEST VIRGINIA                         G = Good Until S         MF-3331

HighMark Bond Fund - Fiduciary Shares

                            ARIZONA                               A = Annual               17142
                            DISTRICT OF COLUMBIA                  A = Annual
                            MASSACHUSETTS                         A = Annual
                            MICHIGAN                              A = Annual               225325
                            MISSISSIPPI                           G = Good Until S         MF-97-04
                            NEBRASKA                              A = Annual               39475
                            NEW HAMPSHIRE                         A = Annual
                            OKLAHOMA                              A = Annual               SE-20147
                            TENNESSEE                             A = Annual               RM99-26
                            TEXAS                                 G = Good Until S         C-44216
                            WASHINGTON                            G = Good Until S         C-27266

HighMark Bond Fund - Class B Shares

                            ARIZONA                               A = Annual               29228
                            DISTRICT OF COLUMBIA                  A = Annual               60007720
                            IOWA                                  A = Annual               I-49376
                            MASSACHUSETTS                         A = Annual
                            MARYLAND                              A = Annual               SM20003
                                      A-11

                                                                                              ATTACHMENT

HIGHMARK FUNDS

STATE PERMIT REPORTS
--------------------------------------------------------------------------------------------------------

FUND NAME                   STATE                                 FILING TYPE              FILE NUMBER

                            MAINE                                 A = Annual               MF1-66
                            MICHIGAN                              A = Annual               234950
                            MISSISSIPPI                           A = Annual               MF-00-11
                            NORTH DAKOTA                          A = Annual               W610
                            NEBRASKA                              A = Annual               42180
                            NEW HAMPSHIRE                         A = Annual
                            NEW MEXICO                            A = Annual               316593
                            OKLAHOMA                              A = Annual
                            SOUTH DAKOTA                          A = Annual               23716
                            TENNESSEE                             A = Annual               MOO-424
                            TEXAS                                 G = Good Until S         C-64840
                            VERMONT                               A = Annual               12/7/00
                            WASHINGTON                            G = Good Until S         C-60132
                            WISCONSIN                             A = Annual               355139-0
                            WEST VIRGINIA                         G = Good Until S         MF-4058

HighMark California Tax-Free Money Market Fund

                            HAWAII                                A = Annual
                            NEVADA                                A = Annual
                            NEW YORK                              O = Other                S-28-04-8

HighMark California Tax-Free Money Market Fund-Class A Shares

                            DISTRICT OF COLUMBIA                  A = Annual               60007721
                            NEBRASKA                              A = Annual               33092
                            NEW HAMPSHIRE                         A = Annual
                            OKLAHOMA                              A = Annual               SE-20147
                            SOUTH DAKOTA                          A = Annual               15048
                            WASHINGTON                            G = Good Until S         C-32569

HighMark California Tax-Free Money Market Fund-Fiduciary Shares

                            DISTRICT OF COLUMBIA                  A = Annual
                            NEBRASKA                              A = Annual               33091
                            NEW HAMPSHIRE                         A = Annual
                            OKLAHOMA                              A = Annual               SE-20161
                            SOUTH DAKOTA                          A = Annual               15053

                                      A-12

                                                                                              ATTACHMENT

HIGHMARK FUNDS

STATE PERMIT REPORTS
--------------------------------------------------------------------------------------------------------

FUND NAME                   STATE                                 FILING TYPE              FILE NUMBER

                            WASHINGTON                            G = Good Until S         C-27264

HighMark California Tax-Free Money Market Fund-Class B Shares

                            DISTRICT OF COLUMBIA                  A = Annual               60007722

HighMark California Tax-Free Money Market Fund-Class S Shrs.

                            DISTRICT OF COLUMBIA                  A = Annual
                            NEBRASKA                              A = Annual               39086
                            NEW HAMPSHIRE                         A = Annual
                            OKLAHOMA                              A = Annual               SE-20058
                            SOUTH DAKOTA                          A = Annual               19937
                            WASHINGTON                            G = Good Until S         C-63112

HighMark Diversified Money Market Fund

                            ALASKA                                O = Other                01 04506
                            ALABAMA                               A = Annual               704922
                            ARKANSAS                              A = Annual               97-M032
                            CONNECTICUT                           A = Annual               SI24538
                            DELAWARE                              A = Annual               4332
                            HAWAII                                A = Annual
                            IDAHO                                 A = Annual               34327
                            KANSAS                                A = Annual               97S00000
                            MISSOURI                              A = Annual               1996-006
                            MONTANA                               A = Annual               35310
                            NEVADA                                A = Annual
                            NEW YORK                              O = Other                S 25 85 5
                            RHODE ISLAND                          A = Annual
                            SOUTH CAROLINA                        A = Annual               MF10078
                            WEST VIRGINIA                         G = Good Until S         MF-2104

HighMark Diversified Money Market Fund - Class A Shares

                            ARIZONA                               A = Annual               15312
                            DISTRICT OF COLUMBIA                  A = Annual               60007728
                            IOWA                                  A = Annual               I-36639

                                      A-13

                                                                                              ATTACHMENT

HIGHMARK FUNDS

STATE PERMIT REPORTS
--------------------------------------------------------------------------------------------------------

FUND NAME                   STATE                                 FILING TYPE              FILE NUMBER

                            MASSACHUSETTS                         A = Annual               96-7784
                            MARYLAND                              A = Annual               SM19961
                            MAINE                                 A = Annual               1-2946
                            MICHIGAN                              A = Annual               223711
                            MISSISSIPPI                           G = Good Until S         MF-96-07
                            NORTH DAKOTA                          G = Good Until S         P820
                            NEBRASKA                              A = Annual               31476
                            NEW HAMPSHIRE                         A = Annual
                            NEW MEXICO                            A = Annual               328055
                            OKLAHOMA                              A = Annual               SE-20147
                            SOUTH DAKOTA                          A = Annual               10793
                            TENNESSEE                             A = Annual               RM99-26
                            TEXAS                                 G = Good Until S         C-39044
                            VERMONT                               A = Annual               7/09/96-1
                            WASHINGTON                            G = Good Until S         C-32572
                            WISCONSIN                             A = Annual               269286-0

HighMark Diversified Money Market Fund - Fiduciary Shares

                            ARIZONA                               A = Annual               13726
                            DISTRICT OF COLUMBIA                  A = Annual
                            IOWA                                  A = Annual               I-38396
                            MASSACHUSETTS                         A = Annual               96-7782
                            MARYLAND                              A = Annual               SM19970
                            MAINE                                 A = Annual               1-13095
                            MICHIGAN                              A = Annual               923308
                            MISSISSIPPI                           G = Good Until S         MF-97-04
                            MONTANA                               A = Annual               37119
                            NORTH DAKOTA                          A = Annual               S672
                            NEBRASKA                              A = Annual               32998
                            NEW HAMPSHIRE                         A = Annual
                            NEW MEXICO                            A = Annual               325220
                            OKLAHOMA                              A = Annual               SE-20161
                            SOUTH DAKOTA                          A = Annual               10792
                            TENNESSEE                             A = Annual               RM99-26
                            TEXAS                                 G = Good Until S         C-42259
                            VERMONT                               A = Annual               4/17/97-1
                            WASHINGTON                            G = Good Until S         C-27270

                                      A-14

                                                                                              ATTACHMENT

HIGHMARK FUNDS

STATE PERMIT REPORTS
--------------------------------------------------------------------------------------------------------

FUND NAME                   STATE                                 FILING TYPE              FILE NUMBER

                            WISCONSIN                             A = Annual               276241-0

HighMark Diversified Money Market Fund-Class B Shares

                            DISTRICT OF COLUMBIA                  A = Annual               60007729

HighMark Diversified Money Market Fund - Class S Shares

                            ARIZONA                               A = Annual               S-00644
                            DISTRICT OF COLUMBIA                  A = Annual
                            IOWA                                  A = Annual               I-45391
                            MASSACHUSETTS                         A = Annual
                            MARYLAND                              A = Annual
                            MAINE                                 A = Annual               0-3411
                            MICHIGAN                              A = Annual               232075
                            MISSISSIPPI                           A = Annual               MF-99-10
                            NORTH DAKOTA                          A = Annual               Z374
                            NEBRASKA                              A = Annual               39087
                            NEW HAMPSHIRE                         A = Annual
                            NEW MEXICO                            A = Annual               312498
                            OKLAHOMA                              A = Annual               SE-20058
                            PUERTO RICO                           A = Annual               S-21550
                            SOUTH DAKOTA                          A = Annual               19936
                            TENNESSEE                             A = Annual               M99-295
                            TEXAS                                 G = Good Until S         C-60558
                            VERMONT                               A = Annual               10/5/99
                            WASHINGTON                            G = Good Until S         C-63113
                            WISCONSIN                             A = Annual               374479-0
                            WEST VIRGINIA                         G = Good Until S         MF-3629

HighMark U.S. Government Money Market Fund

                            ALASKA                                O = Other                00-05160
                            ALABAMA                               A = Annual               704919
                            ARKANSAS                              A = Annual               97-M032
                            CONNECTICUT                           A = Annual               SI40055
                            DELAWARE                              A = Annual               4331
                            HAWAII                                A = Annual
                            IDAHO                                 A = Annual               41815
                            KANSAS                                A = Annual               97S00000

                                      A-15

                                                                                              ATTACHMENT

HIGHMARK FUNDS

STATE PERMIT REPORTS
--------------------------------------------------------------------------------------------------------

FUND NAME                   STATE                                 FILING TYPE              FILE NUMBER

                            MISSOURI                              A = Annual               1996-006
                            MONTANA                               A = Annual               35313
                            NEVADA                                A = Annual
                            NEW YORK                              O = Other                S 27 88 7
                            RHODE ISLAND                          A = Annual
                            SOUTH CAROLINA                        A = Annual               MF10080
                            WEST VIRGINIA                         G = Good Until S         MF-2105

HighMark U.S. Government Money Market Fund - Class A Shares

                            ARIZONA                               A = Annual               15316
                            DISTRICT OF COLUMBIA                  A = Annual               60007730
                            IOWA                                  A = Annual               I-28198
                            MASSACHUSETTS                         A = Annual               96-5413
                            MARYLAND                              A = Annual               SM19961
                            MAINE                                 A = Annual               I-2945
                            MICHIGAN                              A = Annual               223712
                            MISSISSIPPI                           G = Good Until S         MF-96-07
                            NORTH DAKOTA                          A = Annual               P823
                            NEBRASKA                              A = Annual               31479
                            NEW HAMPSHIRE                         A = Annual
                            NEW MEXICO                            A = Annual               328057
                            OKLAHOMA                              A = Annual               SE-20147
                            SOUTH DAKOTA                          A = Annual               10794
                            TENNESSEE                             A = Annual               RM99-26
                            TEXAS                                 G = Good Until S         C-52701
                            VERMONT                               A = Annual               7/09/96-1
                            WASHINGTON                            G = Good Until S         C-32573
                            WISCONSIN                             A = Annual               323909-0

HighMark U.S. Government Money Market Fund - Fiduciary Shrs.

                            ARIZONA                               A = Annual               17154
                            DISTRICT OF COLUMBIA                  A = Annual
                            IOWA                                  A = Annual               I-29184
                            MASSACHUSETTS                         A = Annual
                            MARYLAND                              A = Annual               SM19970
                            MAINE                                 A = Annual               I-13096
                            MICHIGAN                              A = Annual               923312
                            MISSISSIPPI                           G = Good Until S         MF-97-04
                            MONTANA                               A = Annual               37121
                            NORTH DAKOTA                          A = Annual               s673

                                      A-16

                                                                                              ATTACHMENT

HIGHMARK FUNDS

STATE PERMIT REPORTS
--------------------------------------------------------------------------------------------------------

FUND NAME                   STATE                                 FILING TYPE              FILE NUMBER

                            NEBRASKA                              A = Annual               32999
                            NEW HAMPSHIRE                         A = Annual
                            NEW MEXICO                            A = Annual               324388
                            OKLAHOMA                              A = Annual               SE-20161
                            SOUTH DAKOTA                          A = Annual               10795
                            TENNESSEE                             A = Annual               RM99-26
                            TEXAS                                 G = Good Until S         C-52700
                            VERMONT                               A = Annual               4/17/97-1
                            WASHINGTON                            G = Good Until S         C-27271
                            WISCONSIN                             A = Annual               331024-0

HighMark U.S. Government Money Market Fund - Class B Shares

                            ARIZONA                               A = Annual               21335
                            DISTRICT OF COLUMBIA                  A = Annual               60007731
                            IOWA                                  A = Annual               I-42557
                            MASSACHUSETTS                         A = Annual
                            MARYLAND                              A = Annual               SM19982
                            MAINE                                 A = Annual               I-3015
                            MICHIGAN                              A = Annual               922645
                            MISSISSIPPI                           A = Annual               MF-98-10
                            NORTH DAKOTA                          A = Annual               W619
                            NEBRASKA                              A = Annual               36542
                            NEW HAMPSHIRE                         A = Annual
                            NEW MEXICO                            A = Annual               312928
                            OKLAHOMA                              A = Annual               SE-13609
                            SOUTH DAKOTA                          A = Annual               17113
                            TENNESSEE                             A = Annual               RM99-26
                            TEXAS                                 G = Good Until S         C-55310
                            VERMONT                               A = Annual               10/15/98
                            WASHINGTON                            G = Good Until S         C-58225
                            WISCONSIN                             A = Annual               347270-0
                            WEST VIRGINIA                         G = Good Until S         MF-3332

HighMark U.S. Government Money Market Fund - Class S Shares

                            ARIZONA                               A = Annual               S-00644
                            DISTRICT OF COLUMBIA                  A = Annual

                                      A-17

                                                                                              ATTACHMENT

HIGHMARK FUNDS

STATE PERMIT REPORTS
--------------------------------------------------------------------------------------------------------

FUND NAME                   STATE                                 FILING TYPE              FILE NUMBER

                            IOWA                                  A = Annual               I-45390
                            MASSACHUSETTS                         A = Annual
                            MARYLAND                              A = Annual
                            MAINE                                 A = Annual               0-3412
                            MICHIGAN                              A = Annual               232074
                            MISSISSIPPI                           A = Annual               MF-99-10
                            NORTH DAKOTA                          A = Annual               Z375
                            NEBRASKA                              A = Annual               39088
                            NEW HAMPSHIRE                         A = Annual
                            NEW MEXICO                            A = Annual               312501
                            OKLAHOMA                              A = Annual               SE-20058
                            PUERTO RICO                           A = Annual               S-21548
                            SOUTH DAKOTA                          A = Annual               19935
                            TENNESSEE                             A = Annual               M99-295
                            TEXAS                                 G = Good Until S         60559
                            VERMONT                               A = Annual               10/5/99
                            WASHINGTON                            G = Good Until S         C-63114
                            WISCONSIN                             A = Annual               374481-0
                            WEST VIRGINIA                         G = Good Until S         MF-3629





HighMark 100% U.S. Treasury Money Market Fund

                            ALASKA                                O = Other                00 05162
                            ALABAMA                               A = Annual               704923
                            ARKANSAS                              A = Annual               97-M032
                            CONNECTICUT                           A = Annual               SI24537
                            DELAWARE                              A = Annual               4334
                            HAWAII                                A = Annual
                            IDAHO                                 A = Annual               41813
                            KANSAS                                A = Annual               97S00000
                            MISSOURI                              A = Annual               1996-006
                            MONTANA                               A = Annual               35309
                            NEVADA                                A = Annual
                            NEW YORK                              O = Other                S 26 11 0

                                      A-18

                                                                                              ATTACHMENT

HIGHMARK FUNDS

STATE PERMIT REPORTS
--------------------------------------------------------------------------------------------------------

FUND NAME                   STATE                                 FILING TYPE              FILE NUMBER

                            RHODE ISLAND                          A = Annual
                            SOUTH CAROLINA                        A = Annual               MF10081
                            WEST VIRGINIA                         G = Good Until S         MF-2105

HighMark 100% U.S. Treasury Money Market Fund-Class A Shares

                            ARIZONA                               A = Annual               15314
                            DISTRICT OF COLUMBIA                  A = Annual               60007732
                            IOWA                                  A = Annual               I-36640
                            MASSACHUSETTS                         A = Annual               96-5411
                            MARYLAND                              A = Annual               SM19961
                            MAINE                                 A = Annual               I-2947
                            MICHIGAN                              A = Annual               223714
                            MISSISSIPPI                           G = Good Until S         MF-96-07
                            NORTH DAKOTA                          A = Annual               P819
                            NEBRASKA                              A = Annual               31480
                            NEW HAMPSHIRE                         A = Annual
                            NEW MEXICO                            A = Annual               324389
                            OKLAHOMA                              A = Annual               SE-20147
                            SOUTH DAKOTA                          A = Annual               10796
                            TENNESSEE                             A = Annual               RM99-26
                            TEXAS                                 G = Good Until S         C-52699
                            VERMONT                               A = Annual               7/09/96-2
                            WASHINGTON                            G = Good Until S         C-32570
                            WISCONSIN                             A = Annual               323910-0

HighMark 100% U.S. Treasury Money Market Fund-Fiduciary Shares

                            ARIZONA                               A = Annual               17153
                            IOWA                                  A = Annual               I-38398
                            MASSACHUSETTS                         A = Annual
                            MARYLAND                              A = Annual               SM19970
                            MAINE                                 A = Annual               I-13097
                            MICHIGAN                              A = Annual               923314
                            MISSISSIPPI                           G = Good Until S         MF-97-04
                            MONTANA                               A = Annual               37774
                            NORTH DAKOTA                          A = Annual               S671
                            NEBRASKA                              A = Annual               33000

                                      A-19

                                                                                              ATTACHMENT

HIGHMARK FUNDS

STATE PERMIT REPORTS
--------------------------------------------------------------------------------------------------------

FUND NAME                   STATE                                 FILING TYPE              FILE NUMBER

                            NEW HAMPSHIRE                         A = Annual
                            NEW MEXICO                            A = Annual               324390
                            OKLAHOMA                              A = Annual               SE-20161
                            SOUTH DAKOTA                          A = Annual               10797
                            TENNESSEE                             A = Annual               RM99-26
                            TEXAS                                 G = Good Until S         C-52698
                            VERMONT                               A = Annual               4/17/97-1
                            WASHINGTON                            G = Good Until S         C-27269
                            WISCONSIN                             A = Annual               331023-0

HighMark 100% U.S. Treasury Money Market Fund-Class B Shares

                            DISTRICT OF COLUMBIA                  A = Annual               60007738

HighMark 100% U.S. Treasury Money Market Fund-Class S Shares

                            ARIZONA                               A = Annual               S-00644
                            DISTRICT OF COLUMBIA                  A = Annual
                            IOWA                                  A = Annual               I-45389
                            MASSACHUSETTS                         A = Annual
                            MARYLAND                              A = Annual
                            MAINE                                 A = Annual               0-3413
                            MICHIGAN                              A = Annual               232073
                            MISSISSIPPI                           A = Annual               MF-99-10
                            NORTH DAKOTA                          A = Annual               Z373
                            NEBRASKA                              A = Annual               39089
                            NEW HAMPSHIRE                         A = Annual
                            NEW MEXICO                            A = Annual               312500
                            OKLAHOMA                              A = Annual               SE-20058
                            PUERTO RICO                           A = Annual               S-21549
                            SOUTH DAKOTA                          A = Annual               19934
                            TENNESSEE                             A = Annual               M99-295
                            TEXAS                                 G = Good Until S         C-60557
                            VERMONT                               A = Annual               10/05/99
                            WASHINGTON                            G = Good Until S         C-63115
                            WISCONSIN                             A = Annual               374480-0
                            WEST VIRGINIA                         G = Good Until S         MF-3629

                                      A-20

                                                                                              ATTACHMENT

HIGHMARK FUNDS

STATE PERMIT REPORTS
--------------------------------------------------------------------------------------------------------

FUND NAME                   STATE                                 FILING TYPE              FILE NUMBER

HighMark Intermediate-Term Bond Fund CIB

                            DISTRICT OF COLUMBIA                  A = Annual               60007739

HighMark California Intermediate Tax-Free Bond Fund

                            ALASKA                                O = Other                00-01914
                            ALABAMA                               A = Annual
                            ARKANSAS                              A = Annual               97-M032
                            CONNECTICUT                           A = Annual
                            DELAWARE                              A = Annual               29309
                            HAWAII                                A = Annual
                            IDAHO                                 A = Annual               51597
                            KANSAS                                A = Annual               200S0000
                            MISSOURI                              A = Annual
                            MONTANA                               A = Annual               42547
                            NEVADA                                A = Annual
                            NEW YORK                              O = Other
                            RHODE ISLAND                          A = Annual
                            SOUTH CAROLINA                        A = Annual               MF12747

HighMark CA Intermediate Tax-Free Bond Fund-Fiduciary Shares

                            NEBRASKA                              A = Annual               39656
                            NEW HAMPSHIRE                         A = Annual
                            OKLAHOMA                              A = Annual               SE-20103

HighMark CA Intermediate Tax-Free Bond Fund - Class A Shares

                            DISTRICT OF COLUMBIA                  A = Annual               60007740
                            MICHIGAN                              A = Annual               922529
                            NEBRASKA                              A = Annual               36533
                            NEW HAMPSHIRE                         A = Annual
                            OKLAHOMA                              A = Annual               SE-20086
                            TENNESSEE                             A = Annual               MOO-109
                            WISCONSIN                             A = Annual               365587-0

HighMark CA Intermediate Tax Free Bond Fund - Class B Shares

                                      A-21

                                                                                              ATTACHMENT

HIGHMARK FUNDS

STATE PERMIT REPORTS
--------------------------------------------------------------------------------------------------------

FUND NAME                   STATE                                 FILING TYPE              FILE NUMBER

                            ARIZONA                               A = Annual               24886
                            DISTRICT OF COLUMBIA                  A = Annual               60007741
                            IOWA                                  A = Annual               I-45857
                            LOUISIANA                             A = Annual               71407
                            MASSACHUSETTS                         A = Annual
                            MARYLAND                              A = Annual               19992675
                            MAINE                                 A = Annual               MF-R1-5
                            MICHIGAN                              A = Annual               232408
                            MISSISSIPPI                           A = Annual               MF-99-11
                            NORTH DAKOTA                          A = Annual               Z992
                            NEBRASKA                              A = Annual               39476
                            NEW HAMPSHIRE                         A = Annual
                            NEW MEXICO                            A = Annual               695253
                            OKLAHOMA                              A = Annual               SE-20086
                            PUERTO RICO                           A = Annual               S-22279
                            SOUTH DAKOTA                          A = Annual               20572
                            TENNESSEE                             A = Annual
                            TEXAS                                 G = Good Until S         C-61056
                            VERMONT                               A = Annual               12/16/99
                            WASHINGTON                            G = Good Until S         C-63567
                            WISCONSIN                             A = Annual               378037-0
                            WEST VIRGINIA                         G = Good Until S         MF-3679

HighMark International Equity Fund

                            ALASKA                                O = Other                00-01915
                            ALABAMA                               A = Annual               705373
                            ARKANSAS                              A = Annual               97-M032
                            CONNECTICUT                           A = Annual               SI43109
                            DELAWARE                              A = Annual               29310
                            HAWAII                                A = Annual
                            IDAHO                                 A = Annual               51598
                            KANSAS                                A = Annual               20005000
                            MISSOURI                              A = Annual               1996-006
                            MONTANA                               A = Annual               42548
                            NEVADA                                A = Annual
                            NEW YORK                              O = Other                S 27 88 7

                                      A-22



                                                                                              ATTACHMENT

HIGHMARK FUNDS

STATE PERMIT REPORTS
--------------------------------------------------------------------------------------------------------

FUND NAME                   STATE                                 FILING TYPE              FILE NUMBER
                            RHODE ISLAND                          A = Annual
                            SOUTH CAROLINA                        A = Annual               MF12745

HighMark International Equity Fund - Class A Shares

                            ARIZONA                               A = Annual               24889
                            DISTRICT OF COLUMBIA                  A = Annual               60007742
                            IOWA                                  A = Annual               I-45852
                            MASSACHUSETTS                         A = Annual
                            MARYLAND                              A = Annual               SM19992
                            MAINE                                 A = Annual               MF-R1-5
                            MICHIGAN                              A = Annual               232410
                            MISSISSIPPI                           A = Annual               MF-99-11
                            NORTH DAKOTA                          A = Annual               Z995
                            NEBRASKA                              A = Annual               39483
                            NEW HAMPSHIRE                         A = Annual
                            NEW MEXICO                            A = Annual               695248
                            OKLAHOMA                              A = Annual               SE-20086
                            PUERTO RICO                           A = Annual               S-22277
                            SOUTH DAKOTA                          A = Annual               20573
                            TENNESSEE                             A = Annual
                            TEXAS                                 G = Good Until S         C-61059
                            VERMONT                               A = Annual               12/16/99
                            WASHINGTON                            G = Good Until S
                            WISCONSIN                             A = Annual               378034-0
                            WEST VIRGINIA                         G = Good Until S         MF-3678

Highmark International Equity Fund - Class B Shares

                             ARIZONA                               A = Annual               24890
                             DISTRICT OF COLUMBIA                  A = Annual               60007748
                             IOWA                                  A = Annual               I-45853
                             LOUISIANA                             A = Annual               71408
                             MASSACHUSETTS                         A = Annual
                             MARYLAND                              A = Annual               SM19992
                             MAINE                                 A = Annual               MF-R1-5
                             MICHIGAN                              A = Annual               232409
                             MISSISSIPPI                           A = Annual               MF-99-11

                                      A-23

                                                                                              ATTACHMENT

HIGHMARK FUNDS

STATE PERMIT REPORTS
--------------------------------------------------------------------------------------------------------

FUND NAME                   STATE                                 FILING TYPE              FILE NUMBER


                            NORTH DAKOTA                          A = Annual               Z996
                            NEBRASKA                              A = Annual               39484
                            NEW HAMPSHIRE                         A = Annual
                            NEW MEXICO                            A = Annual               695249
                            OKLAHOMA                              A = Annual               SE-20086
                            PUERTO RICO                           A = Annual               S-22277
                            SOUTH DAKOTA                          A = Annual               20574
                            TENNESSEE                             A = Annual
                            TEXAS                                 G = Good Until S         C-61060
                            VERMONT                               A = Annual               12/16/99
                            WASHINGTON                            G = Good Until S         C-63564
                            WISCONSIN                             A = Annual               378033-0
                            WEST VIRGINIA                         G = Good Until S         MF-3678

HighMark International Equity Fund - Class C Shares

                            ARIZONA                               A = Annual               24891
                            DISTRICT OF COLUMBIA                  A = Annual               60007749
                            IOWA                                  A = Annual               I-45854
                            LOUISIANA                             A = Annual               71415
                            MASSACHUSETTS                         A = Annual
                            MARYLAND                              A = Annual               19992672
                            MAINE                                 A = Annual               MF-R1-5
                            MICHIGAN                              A = Annual               232413
                            MISSISSIPPI                           A = Annual               MF-99-11
                            NORTH DAKOTA                          A = Annual               Z997
                            NEBRASKA                              A = Annual
                            NEW HAMPSHIRE                         A = Annual
                            NEW MEXICO                            A = Annual               695250
                            OKLAHOMA                              A = Annual               SE-20086
                            PUERTO RICO                           A = Annual               S-22277
                            SOUTH DAKOTA                          A = Annual               20575
                            TENNESSEE                             A = Annual
                            TEXAS                                 G = Good Until S         C-61061
                            VERMONT                               A = Annual               12/16/99
                            WASHINGTON                            G = Good Until S
                            WISCONSIN                             A = Annual               378032-0
                            WEST VIRGINIA                         G = Good Until S         MF-3678

                                      A-24

                                                                                              ATTACHMENT

HIGHMARK FUNDS

STATE PERMIT REPORTS
--------------------------------------------------------------------------------------------------------

FUND NAME                   STATE                                 FILING TYPE              FILE NUMBER

HighMark International Equity Fund - Fiduciary Shares

                            ARIZONA                               A = Annual               17152
                            DISTRICT OF COLUMBIA                  A = Annual
                            MASSACHUSETTS                         A = Annual
                            MARYLAND                              A = Annual               SM19970
                            MICHIGAN                              A = Annual               923311
                            MISSISSIPPI                           G = Good Until S         MF-97-04
                            NEBRASKA                              A = Annual               39486
                            NEW HAMPSHIRE                         A = Annual
                            OKLAHOMA                              A = Annual               SE-20147
                            TENNESSEE                             A = Annual               RM99-26
                            TEXAS                                 G = Good Until S         C-52697
                            WASHINGTON                            G = Good Until S         C-55820


HighMark Value Momentum Fund

                            ALASKA                                O = Other                00 00590
                            ALABAMA                               A = Annual               705366
                            ARKANSAS                              A = Annual               97-M032
                            CONNECTICUT                           A = Annual               SI43119
                            DELAWARE                              A = Annual               5229
                            HAWAII                                A = Annual
                            IDAHO                                 A = Annual               48367
                            KANSAS                                A = Annual               97S00012
                            MISSOURI                              A = Annual               1996-006
                            MONTANA                               A = Annual               37676
                            NEVADA                                A = Annual
                            NEW YORK                              O = Other                S 27 88 7
                            RHODE ISLAND                          A = Annual
                            SOUTH CAROLINA                        A = Annual               MF10938

HighMark Value Momentum Fund - Class C Shares

                            ARIZONA                               A = Annual               24893
                            DISTRICT OF COLUMBIA                  A = Annual               60007750

                                      A-25

                                                                                              ATTACHMENT

HIGHMARK FUNDS

STATE PERMIT REPORTS
--------------------------------------------------------------------------------------------------------

FUND NAME                   STATE                                 FILING TYPE              FILE NUMBER

                            IOWA                                  A = Annual               I-45856
                            LOUISIANA                             A = Annual               71402
                            MASSACHUSETTS                         A = Annual
                            MARYLAND                              A = Annual               SM19992
                            MAINE                                 A = Annual               MF-R1-5
                            MICHIGAN                              A = Annual               232405
                            MISSISSIPPI                           A = Annual               MF-99-11
                            NORTH DAKOTA                          A = Annual               Z999
                            NEBRASKA                              A = Annual               39489
                            NEW HAMPSHIRE                         A = Annual
                            NEW MEXICO                            A = Annual               695251
                            OKLAHOMA                              A = Annual               SE-20086
                            PUERTO RICO                           A = Annual               S-22284
                            SOUTH DAKOTA                          A = Annual               20571
                            TENNESSEE                             A = Annual
                            TEXAS                                 G = Good Until S         C-61063
                            VERMONT                               A = Annual               12/16/99
                            WASHINGTON                            G = Good Until S         C-63566
                            WISCONSIN                             A = Annual               378035-0
                            WEST VIRGINIA                         G = Good Until S         MF-3678

HighMark Value Momentum Fund - Fiduciary Shares

                            ARIZONA                               A = Annual               17155
                            DISTRICT OF COLUMBIA                  A = Annual
                            MASSACHUSETTS                         A = Annual
                            MARYLAND                              A = Annual               SM19970
                            MICHIGAN                              A = Annual               923313
                            MISSISSIPPI                           G = Good Until S         MF-97-04
                            NEBRASKA                              A = Annual               39490
                            NEW HAMPSHIRE                         A = Annual
                            OKLAHOMA                              A = Annual               SE-20147
                            SOUTH DAKOTA                          A = Annual               15051
                            TENNESSEE                             A = Annual               RM99-26
                            TEXAS                                 G = Good Until S         C-52702
                            WASHINGTON                            G = Good Until S         C-55823

HighMark Value Momentum Fund - Class A Shares

                                      A-26

                                                                                              ATTACHMENT

HIGHMARK FUNDS

STATE PERMIT REPORTS
--------------------------------------------------------------------------------------------------------

FUND NAME                   STATE                                 FILING TYPE              FILE NUMBER


                            ARIZONA                               A = Annual               17156
                            DISTRICT OF COLUMBIA                  A = Annual               60007751
                            IOWA                                  A = Annual               I-38397
                            MASSACHUSETTS                         A = Annual
                            MARYLAND                              A = Annual               SM19971
                            MAINE                                 A = Annual               0-1781
                            MICHIGAN                              A = Annual               226311
                            MISSISSIPPI                           G = Good Until S         MF-97-04
                            NORTH DAKOTA                          A = Annual               T661
                            NEBRASKA                              A = Annual               33095
                            NEW HAMPSHIRE                         A = Annual
                            NEW MEXICO                            A = Annual               312502
                            OKLAHOMA                              A = Annual               SE-20069
                            SOUTH DAKOTA                          A = Annual               15049
                            TENNESSEE                             A = Annual               RM99-26
                            TEXAS                                 G = Good Until S         C-52703
                            VERMONT                               A = Annual               9/17/97-3
                            WASHINGTON                            G = Good Until S         C-55817
                            WISCONSIN                             A = Annual               336426-0
                            WEST VIRGINIA                         G = Good Until S         MF-2323

HighMark Value Momentum Fund - Class B Shares

                            ARIZONA                               A = Annual               21336
                            DISTRICT OF COLUMBIA                  A = Annual               60007752
                            IOWA                                  A = Annual               I-42559
                            MASSACHUSETTS                         A = Annual
                            MARYLAND                              A = Annual               SM19982
                            MAINE                                 A = Annual               I-2692
                            MICHIGAN                              A = Annual               922646
                            MISSISSIPPI                           A = Annual               MF-98-10
                            NORTH DAKOTA                          A = Annual               W620
                            NEBRASKA                              A = Annual               36543
                            NEW HAMPSHIRE                         A = Annual
                            NEW MEXICO                            A = Annual               312929
                            OKLAHOMA                              A = Annual               SE-13599
                            SOUTH DAKOTA                          A = Annual               17123


                                      A-27

                                                                                              ATTACHMENT

HIGHMARK FUNDS

STATE PERMIT REPORTS
--------------------------------------------------------------------------------------------------------

FUND NAME                   STATE                                 FILING TYPE              FILE NUMBER

                            TENNESSEE                             A = Annual               RM99-26
                            TEXAS                                 G = Good Until S         C-55311
                            VERMONT                               A = Annual               10/15/98
                            WASHINGTON                            G = Good Until S         C-58224
                            WISCONSIN                             A = Annual               347269-0
                            WEST VIRGINIA                         G = Good Until S         MF-3332

HighMark Small Cap Value Fund

                            ALASKA                                O = Other                01-00314
                            ALABAMA                               A = Annual
                            ARKANSAS                              A = Annual               97-M032
                            CONNECTICUT                           A = Annual               SI47792
                            DELAWARE                              A = Annual               491
                            HAWAII                                A = Annual
                            IDAHO                                 A = Annual               49669
                            KANSAS                                A = Annual               99S00001
                            MISSOURI                              A = Annual               1996-006
                            MONTANA                               A = Annual               39631
                            NEVADA                                A = Annual
                            NEW YORK                              O = Other                S 28 40 0
                            RHODE ISLAND                          A = Annual
                            SOUTH CAROLINA                        A = Annual               MF11700

HighMark Small Cap Value Fund - Class C Shares

                            ARIZONA                               A = Annual               24892
                            DISTRICT OF COLUMBIA                  A = Annual               60007758
                            IOWA                                  A = Annual               I-45855
                            LOUISIANA                             A = Annual               71409
                            MASSACHUSETTS                         A = Annual
                            MARYLAND                              A = Annual               SM19992
                            MAINE                                 A = Annual               MF-R1-5
                            MICHIGAN                              A = Annual               232406
                            MISSISSIPPI                           A = Annual               MF-99-11
                            NORTH DAKOTA                          A = Annual               Z998
                            NEBRASKA                              A = Annual               39487
                            NEW HAMPSHIRE                         A = Annual

                                      A-28

                                                                                              ATTACHMENT

HIGHMARK FUNDS

STATE PERMIT REPORTS
--------------------------------------------------------------------------------------------------------

FUND NAME                   STATE                                 FILING TYPE              FILE NUMBER

                            NEW MEXICO                            A = Annual               695252
                            OKLAHOMA                              A = Annual               SE-20086
                            PUERTO RICO                           A = Annual               S-22281
                            SOUTH DAKOTA                          A = Annual               20570
                            TENNESSEE                             A = Annual
                            TEXAS                                 G = Good Until S         C-61062
                            VERMONT                               A = Annual               12/16/99
                            WASHINGTON                            G = Good Until S         C-63568
                            WISCONSIN                             A = Annual               378036-0
                            WEST VIRGINIA                         G = Good Until S         MF-3678



HighMark Small Cap Value Fund - Fiduciary Shares

                            ARIZONA                               A = Annual               20914
                            DISTRICT OF COLUMBIA                  A = Annual
                            MASSACHUSETTS                         A = Annual
                            MARYLAND                              A = Annual               SM19981
                            MICHIGAN                              A = Annual               228743
                            MISSISSIPPI                           A = Annual               MF-98-08
                            NEBRASKA                              A = Annual               39488
                            NEW HAMPSHIRE                         A = Annual
                            OKLAHOMA                              A = Annual               SE-20002
                            SOUTH DAKOTA                          A = Annual               16811
                            TENNESSEE                             A = Annual               RM99-26
                            TEXAS                                 G = Good Until S         C-56860
                            WASHINGTON                            G = Good Until S         c-59674

HighMark Small Cap Value Fund - Class A Shares

                            ARIZONA                               A = Annual               20915
                            DISTRICT OF COLUMBIA                  A = Annual               60007759
                            IOWA                                  A = Annual               I-42089
                            MASSACHUSETTS                         A = Annual
                            MARYLAND                              A = Annual               SM19981
                            MAINE                                 A = Annual               I-1362
                            MICHIGAN                              A = Annual               228741

                                      A-29

                                                                                              ATTACHMENT

HIGHMARK FUNDS

STATE PERMIT REPORTS
--------------------------------------------------------------------------------------------------------

FUND NAME                   STATE                                 FILING TYPE              FILE NUMBER

                            MISSISSIPPI                           A = Annual               MF-98-08
                            NORTH DAKOTA                          A = Annual               W269
                            NEBRASKA                              A = Annual               36144
                            NEW HAMPSHIRE                         A = Annual
                            NEW MEXICO                            A = Annual               312211
                            OKLAHOMA                              A = Annual               SE-20069
                            SOUTH DAKOTA                          A = Annual               16810
                            TENNESSEE                             A = Annual               RM99-26
                            TEXAS                                 G = Good Until S         C-56858

                                      A-30

                                                                                              ATTACHMENT

HIGHMARK FUNDS

STATE PERMIT REPORTS
--------------------------------------------------------------------------------------------------------

FUND NAME                   STATE                                 FILING TYPE              FILE NUMBER


                            VERMONT                               A = Annual               8/12/98-0
                            WASHINGTON                            G = Good Until S         c-59675
                            WISCONSIN                             A = Annual               352572-0
                            WEST VIRGINIA                         G = Good Until S

HighMark Small Cap Value Fund - Class B Shares

                            ARIZONA                               A = Annual               21334
                            DISTRICT OF COLUMBIA                  A = Annual               60007760
                            IOWA                                  A = Annual               I-42558
                            MASSACHUSETTS                         A = Annual
                            MARYLAND                              A = Annual               SM19982
                            MAINE                                 A = Annual               I-3012
                            MICHIGAN                              A = Annual               228742
                            MISSISSIPPI                           A = Annual               MF-98-10
                            NORTH DAKOTA                          A = Annual               W618
                            NEBRASKA                              A = Annual               36145
                            NEW HAMPSHIRE                         A = Annual
                            NEW MEXICO                            A = Annual               312927
                            OKLAHOMA                              A = Annual               SE-20069
                            SOUTH DAKOTA                          A = Annual               17121
                            TENNESSEE                             A = Annual               RM99-26
                            TEXAS                                 G = Good Until S         C-56859
                            VERMONT                               A = Annual               10/15/98
                            WASHINGTON                            G = Good Until S         c-59676
                            WISCONSIN                             A = Annual               352571-0
                            WEST VIRGINIA                         G = Good Until S         MF-3332

HighMark Core Equity Fund

                            ALASKA                                O = Other                00-5002
                            ALABAMA                               A = Annual
                            ARKANSAS                              A = Annual               97-M032
                            CONNECTICUT                           A = Annual               1008610
                            DELAWARE                              A = Annual               30352
                            HAWAII                                A = Annual
                            IDAHO                                 A = Annual               52549
                            KANSAS                                A = Annual               20005000

                                      A-31

                                                                                              ATTACHMENT

HIGHMARK FUNDS

STATE PERMIT REPORTS
--------------------------------------------------------------------------------------------------------

FUND NAME                   STATE                                 FILING TYPE              FILE NUMBER

                            MISSOURI                              A = Annual               1996-006
                            MONTANA                               A = Annual               43954
                            NEVADA                                A = Annual
                            NEW YORK                              O = Other
                            RHODE ISLAND                          A = Annual
                            SOUTH CAROLINA                        A = Annual               MF13170

HighMark Core Equity Fund - Class A Shares

                            ARIZONA                               A = Annual               27580
                            DISTRICT OF COLUMBIA                  A = Annual               60007761
                            IOWA                                  A = Annual               I-47918
                            MASSACHUSETTS                         A = Annual
                            MARYLAND                              A = Annual               SM20001
                            MAINE                                 A = Annual               1-16357
                            MICHIGAN                              A = Annual
                            MISSISSIPPI                           A = Annual               MF-00-06
                            NORTH DAKOTA                          A = Annual               AC611
                            NEBRASKA                              A = Annual               40927
                            NEW HAMPSHIRE                         A = Annual
                            NEW MEXICO                            A = Annual               327942
                            OKLAHOMA                              A = Annual               SE-20187
                            SOUTH DAKOTA                          A = Annual               23087
                            TENNESSEE                             A = Annual               RM00-34
                            TEXAS                                 G = Good Until S         C-65922
                            VERMONT                               A = Annual               7/11/00-2
                            WASHINGTON                            G = Good Until S         60027200
                            WISCONSIN                             A = Annual               391132-0
                            WEST VIRGINIA                         G = Good Until S         MF-3902

HighMark Core Equity Fund - Class B Shares

                            ARIZONA                               A = Annual               27581
                            DISTRICT OF COLUMBIA                  A = Annual               60007762
                            IOWA                                  A = Annual               I-47919
                            MASSACHUSETTS                         A = Annual
                            MARYLAND                              A = Annual               SM20001
                            MAINE                                 A = Annual               1-16358

                                      A-32

                                                                                              ATTACHMENT

HIGHMARK FUNDS

STATE PERMIT REPORTS
--------------------------------------------------------------------------------------------------------

FUND NAME                   STATE                                 FILING TYPE              FILE NUMBER

                            MICHIGAN                              A = Annual
                            MISSISSIPPI                           A = Annual               MF-00-06
                            NORTH DAKOTA                          A = Annual               AC612
                            NEBRASKA                              A = Annual               40928
                            NEW HAMPSHIRE                         A = Annual
                            NEW MEXICO                            A = Annual               327943
                            OKLAHOMA                              A = Annual               SE-20187
                            SOUTH DAKOTA                          A = Annual               23088
                            TENNESSEE                             A = Annual               RM00-21
                            TEXAS                                 G = Good Until S         C-65923
                            VERMONT                               A = Annual               7/11/00-2
                            WASHINGTON                            G = Good Until S
                            WISCONSIN                             A = Annual               391131-0
                            WEST VIRGINIA                         G = Good Until S         MF-3902

HighMark Core Equity Fund - Class C Shares

                            DISTRICT OF COLUMBIA                  A = Annual               60007768
                            NEBRASKA                              A = Annual               40929
                            NEW HAMPSHIRE                         A = Annual
                            OKLAHOMA                              A = Annual               SE-20187

HighMark Core Equity Fund - Fiduciary Shares

                            ARIZONA                               A = Annual               27337
                            DISTRICT OF COLUMBIA                  A = Annual
                            MASSACHUSETTS                         A = Annual
                            MARYLAND                              A = Annual               SM20001
                            MICHIGAN                              A = Annual               925998
                            MISSISSIPPI                           A = Annual               MF-00-06
                            NEBRASKA                              A = Annual
                            NEW HAMPSHIRE                         A = Annual
                            OKLAHOMA                              A = Annual               SE-20179
                            SOUTH DAKOTA                          A = Annual               22097
                            TENNESSEE                             A = Annual               RM99-20
                            TEXAS                                 G = Good Until S         C-63100
                            WASHINGTON                            G = Good Until S

                                      A-33

                                                                                              ATTACHMENT

HIGHMARK FUNDS

STATE PERMIT REPORTS
--------------------------------------------------------------------------------------------------------

FUND NAME                   STATE                                 FILING TYPE              FILE NUMBER

HighMark Small Cap Growth Fund

                            ALASKA                                A = Annual               01 02993
                            ALABAMA                               A = Annual
                            ARKANSAS                              A = Annual
                            CONNECTICUT                           A = Annual               1013147
                            DELAWARE                              A = Annual
                            HAWAII                                A = Annual
                            IDAHO                                 A = Annual               53785
                            KANSAS                                A = Annual
                            KENTUCKY                              A = Annual               M40859
                            LOUISIANA                             A = Annual               73320
                            MISSOURI                              A = Annual
                            MONTANA                               A = Annual               45783
                            NEVADA                                A = Annual
                            NEW YORK                              O = Other                S29-64-5
                            OHIO                                  O = Other
                            OREGON                                A = Annual               2001-211
                            RHODE ISLAND                          A = Annual
                            SOUTH CAROLINA                        A = Annual               MF13743
                            UTAH                                  A = Annual               006-7611

HighMark Small Cap Growth Fund - Class A Shares

                            ARIZONA                               A = Annual               29966
                            IOWA                                  A = Annual               I-50073
                            MASSACHUSETTS                         A = Annual
                            MARYLAND                              A = Annual               sm20010
                            MAINE                                 A = Annual               MF-R1-1
                            MICHIGAN                              A = Annual               920675
                            MISSISSIPPI                           A = Annual               MF-01-02
                            NORTH DAKOTA                          A = Annual               AE099
                            NEBRASKA                              A = Annual
                            NEW HAMPSHIRE                         A = Annual
                            NEW MEXICO                            A = Annual               322298
                            OKLAHOMA                              A = Annual
                            SOUTH DAKOTA                          A = Annual               24544
                            TENNESSEE                             A = Annual               M01-066
                            TEXAS                                 G = Good Until S         C 65585
                            VERMONT                               A = Annual               2/13/01-1
                            WASHINGTON                            G = Good Until S
                            WISCONSIN                             A = Annual
                            WEST VIRGINIA                         G = Good Until S         MF 4130

                                      A-34

                                                                                              ATTACHMENT

HIGHMARK FUNDS

STATE PERMIT REPORTS
--------------------------------------------------------------------------------------------------------

FUND NAME                   STATE                                 FILING TYPE              FILE NUMBER


HighMark Small Cap Growth Fund - Fiduciary Shares

                            ARIZONA                               A = Annual               29965
                            KENTUCKY                              A = Annual               M40858
                            LOUISIANA                             A = Annual               73319
                            MASSACHUSETTS                         A = Annual
                            MARYLAND                              A = Annual
                            MICHIGAN                              A = Annual               920676
                            MISSISSIPPI                           A = Annual               MF-01-02
                            NEBRASKA                              A = Annual
                            NEW HAMPSHIRE                         A = Annual
                            OHIO                                  O = Other
                            OKLAHOMA                              A = Annual
                            OREGON                                A = Annual               2001-213
                            SOUTH DAKOTA                          A = Annual               24547
                            TENNESSEE                             A = Annual               M01-066
                            TEXAS                                 G = Good Until S         C 65588
                            UTAH                                  A = Annual               006-7610
                            WASHINGTON                            G = Good Until S

HighMark Small Cap Fund - Class C Shares

                            ARIZONA                               A = Annual               29958
                            IOWA                                  A = Annual               I-50075
                            MASSACHUSETTS                         A = Annual
                            MARYLAND                              A = Annual               SM20010
                            MAINE                                 A = Annual               MF-R1-1
                            MICHIGAN                              A = Annual               920677
                            MISSISSIPPI                           A = Annual               MF-01-02
                            NORTH DAKOTA                          A = Annual               AE101
                            NEBRASKA                              A = Annual
                            NEW HAMPSHIRE                         A = Annual
                            NEW MEXICO                            A = Annual               322300
                            OKLAHOMA                              A = Annual
                            SOUTH DAKOTA                          A = Annual               24546
                            TENNESSEE                             A = Annual               M01-066
                            TEXAS                                 G = Good Until S         C 65587
                            VERMONT                               A = Annual               2/13/01-1

                                      A-35

                                                                                              ATTACHMENT

HIGHMARK FUNDS

STATE PERMIT REPORTS
--------------------------------------------------------------------------------------------------------

FUND NAME                   STATE                                 FILING TYPE              FILE NUMBER

                            WASHINGTON                            G = Good Until S
                            WISCONSIN                             A = Annual
                            WEST VIRGINIA                         G = Good Until S         MF 4130

HighMark Small Cap Growth Fund - Class B Shares

                            ARIZONA                               A = Annual
                            DISTRICT OF COLUMBIA                  A = Annual               60007769
                            IOWA                                  A = Annual               I-50074
                            MASSACHUSETTS                         A = Annual
                            MARYLAND                              A = Annual               sm20010
                            MAINE                                 A = Annual               MF-R1-1
                            MICHIGAN                              A = Annual               920673
                            MISSISSIPPI                           A = Annual               MF-01-02
                            NORTH DAKOTA                          A = Annual               AE100
                            NEBRASKA                              A = Annual
                            NEW HAMPSHIRE                         A = Annual
                            NEW MEXICO                            A = Annual               322299
                            OKLAHOMA                              A = Annual
                            SOUTH DAKOTA                          A = Annual               24545
                            TENNESSEE                             A = Annual               M01-066
                            TEXAS                                 G = Good Until S         C 65586
                            VERMONT                               A = Annual               2/13/01-1
                            WASHINGTON                            G = Good Until S
                            WISCONSIN                             A = Annual
                            WEST VIRGINIA                         G = Good Until S         MF 4130

HighMark National Intermediate Tax-Free Bond Fund

                            ALASKA                                O = Other                60042173
                            ALABAMA                               A = Annual
                            ARKANSAS                              A = Annual               02-M1046-01
                            CONNECTICUT                           A = Annual               1021770
                            DELAWARE                              A = Annual
                            HAWAII                                A = Annual
                            IDAHO                                 A = Annual               55776
                            KANSAS                                A = Annual               2003S0000361
                            KENTUCKY                              A = Annual               60010054

                                      A-36

                                                                                              ATTACHMENT

HIGHMARK FUNDS

STATE PERMIT REPORTS
--------------------------------------------------------------------------------------------------------

FUND NAME                   STATE                                 FILING TYPE              FILE NUMBER

                            LOUISIANA                             A = Annual               83786
                            MONTANA                               A = Annual               1996-00683
                            MASSACHUSETTS                         A = Annual               49184
                            NEW JERSEY                            A = Annual
                            NEVADA                                A = Annual
                            NEW YORK                              O = Other
                            OHIO                                  O = Other
                            OREGON                                A = Annual               2002-1167
                            RHODE ISLAND                          A = Annual
                            SOUTH CAROLINA                        A = Annual               mf14666
                            UTAH                                  A = Annual               006-8177-11

HighMark National Intermediate Tax-Free Bond Fund - Class A

                            ARIZONA                               A = Annual               34223
                            DISTRICT OF COLUMBIA                  A = Annual               60017615
                            IOWA                                  A = Annual
                            MASSACHUSETTS                         A = Annual
                            MARYLAND                              A = Annual               SM20021907
                            MAINE                                 A = Annual               301282
                            MISSOURI                              A = Annual               938750
                            MISSISSIPPI                           A = Annual               MF-02-10-084
                            NORTH DAKOTA                          A = Annual               AJ190
                            NEBRASKA                              A = Annual
                            NEW HAMPSHIRE                         A = Annual
                            NEW MEXICO                            A = Annual               355001
                            OKLAHOMA                              A = Annual
                            SOUTH DAKOTA                          A = Annual               28273
                            TENNESSEE                             A = Annual               M02-2833
                            TEXAS                                 G=Good Until S           C 70136
                            VERMONT                               A = Annual
                            WASHINGTON                            G=Good Until S           60033409
                            WISCONSIN                             A = Annual               442145
                            WEST VIRGINIA                         G=Good Until S           MF 45825

HighMark National Intermediate Tax-Free Bond Fund - Class B

                           ARIZONA                               A = Annual               34224

                                      A-37

                                                                                              ATTACHMENT

HIGHMARK FUNDS

STATE PERMIT REPORTS
--------------------------------------------------------------------------------------------------------

FUND NAME                   STATE                                 FILING TYPE              FILE NUMBER

                            DISTRICT OF COLUMBIA                  A = Annual               60017616
                            IOWA                                  A = Annual
                            MASSACHUSETTS                         A = Annual
                            MARYLAND                              A = Annual               SM20021906
                            MAINE                                 A = Annual               301281
                            MISSOURI                              A = Annual               938751
                            MISSISSIPPI                           A = Annual               MF-02-10-083
                            NORTH DAKOTA                          A = Annual               AJ191
                            NEBRASKA                              A = Annual
                            NEW HAMPSHIRE                         A = Annual
                            NEW MEXICO                            A = Annual               355002
                            OKLAHOMA                              A = Annual
                            SOUTH DAKOTA                          A = Annual               28274
                            TENNESSEE                             A = Annual               M02-2833
                            TEXAS                                 G=Good Until S           C 70145
                            VERMONT                               A = Annual
                            WASHINGTON                            G=Good Until S           60033407
                            WISCONSIN                             A = Annual               442144
                            WEST VIRGINIA                         G=Good Until S           MF 45824

HighMark National Intermediate Tax-Free Bond Fund - Fiduciary Shares

                            ARIZONA                               A = Annual
                            DISTRICT OF COLUMBIA                  A = Annual               60017617
                            IOWA                                  A = Annual
                            MASSACHUSETTS                         A = Annual
                            MARYLAND                              A = Annual               SM20021905
                            MAINE                                 A = Annual               301280
                            MISSOURI                              A = Annual               938752
                            MISSISSIPPI                           A = Annual               MF-02-10-082
                            MONTANA                               A = Annual               49185
                            NORTH DAKOTA                          A = Annual               AJ192
                            NEBRASKA                              A = Annual
                            NEW HAMPSHIRE                         A = Annual
                            NEW MEXICO                            A = Annual               355003
                            OKLAHOMA                              A = Annual
                            SOUTH DAKOTA                          A = Annual               28272
                            TENNESSEE                             A = Annual               M02-2833

                                      A-38

                                                                                              ATTACHMENT

HIGHMARK FUNDS

STATE PERMIT REPORTS
--------------------------------------------------------------------------------------------------------

FUND NAME                   STATE                                 FILING TYPE              FILE NUMBER

                            TEXAS                                 G=Good Until S           C 70146
                            VERMONT                               A = Annual
                            WASHINGTON                            G=Good Until S           60033408
                            WISCONSIN                             A = Annual               442143
                            WEST VIRGINIA                         G=Good Until S           MF 45822


February 11, 2003


Securities and Exchange Commission
Attn: Filing Desk, Stop 1-4
450 Fifth Street, N.W
Washington, DC 20549

RE:      Rule 17f-2
         HighMark Funds
         Registration No. 811-05059/33-12608, CIK No. 0000811527

Ladies and Gentlemen:

On behalf of our client HIGHMARK FUNDS, we are filing electronically one copy of the EDGARized version of our examination report dated January 29, 2003 submitted pursuant to the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 as of November 29, 2002.

Yours truly,


/s/Troy Vollertsen



Troy Vollertsen
Partner
San Francisco, California


Enclosure